Exhibit 5.2

CONSENT OF OSLER, HOSKIN & HARCOURT LLP

January 7, 2016

We hereby consent to the references to our name contained in the headings “Enforcement of Certain Civil Liabilities” and “Legal Matters” in the prospectus included in the Registration Statement on Form F-10 dated January 7, 2016 and the amendments thereto relating to the public offering of securities of Kinross Gold Corporation.

Sincerely,

/s/ Osler, Hoskin & Harcourt LLP

OSLER, HOSKIN & HARCOURT LLP